EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas (949) 231-3061	Thomas Schiller (949) 231-4700

Skyworks Grows First Quarter Fiscal 2004 Revenues
17 Percent Sequentially to a Record $175 Million

Delivers Pro Forma EPS of $0.04 Versus Consensus Estimates of $0.01
and Generates Positive Cash Flow

WOBURN, Mass., Jan. 22, 2004 – Skyworks Solutions, Inc. (Nasdaq: SWKS), the industry’s leading wireless semiconductor company focused on radio frequency (RF) and complete cellular system solutions for mobile communications applications, today announced record revenues of $175.1 million for the first fiscal quarter ended January 2, 2004 up 17 percent sequentially. This performance exceeded the company’s guidance of 10 percent growth from the $150.0 million achieved in the fourth fiscal quarter of 2003. Revenues were up 9 percent on a year-over-year basis from $160.2 million.

        On a pro forma basis, excluding amortization of intangible assets and special items, operating income during the first quarter of fiscal 2004 was a record $11.1 million and compares to an operating loss of $4.8 million in the fourth quarter of 2003 and to $3.7 million of operating income in the same period last year, representing a 200 percent year-over-year improvement. First quarter fiscal 2004 pro forma earnings per share was $0.04 and better than consensus estimates of $0.01.

        First quarter fiscal 2004 GAAP operating income was $10.4 million as compared to an operating loss of $37.9 million during the fourth quarter of 2003 and versus $6.4 million of operating income during the same period a year ago. GAAP earnings per share for the first quarter was $0.03.

        “The Skyworks team delivered a strong first fiscal quarter of 2004 highlighted by record top and bottom line performances,” said David J. Aldrich, Skyworks’ president and chief executive officer. “Our revenue growth reflects the increasing traction of our portfolio of highly integrated wireless semiconductor solutions. At the same time, crisp execution enabled us to demonstrate operating leverage, generate free cash flow and strengthen our balance sheet. Looking forward, healthy backlog coupled with improving visibility are setting the stage for a strong current quarter and fiscal 2004 led by power amplifier, front-end module and direct conversion transceiver market share gains,” Aldrich concluded.

Financial Highlights

o	Expanded wireless gross margins by 300 basis points sequentially to 41 percent, which excludes Mexicali assembly and test service activity of $11 million

o	Achieved inventory turns of 7.0 times and improved Days Sales Outstanding (DSO) by 10 days

o	Generated $25 million of cash flow from operations

Product Highlights

Front-End Modules

o	Increased power amplifier module unit volume by more than 25 percent sequentially to 400 million cumulative shipments

o	Surpassed 1 million unit milestone with the industry’s most highly integrated GSM/GPRS transmit front-end module (Tx FEM) at a leading OEM

o	Captured a key Tx FEM design win at another tier one handset supplier

RF Subsystems

o	Delivered more than 10 million direct conversion transceivers

o	Commenced initial shipments of the world's first Single Package RadioTM solution

o	Expanded engagements at leadership ODMs including BenQ, Chi Mei, Compal and Quanta

Cellular Systems

o	Scored a key system solution design win at NEC

o	Secured systems business at a 10th cellular licensee (of 18 total) authorized to sell and distribute handsets within China

Cellular Infrastructure and Wireless Data

o	Ramped the world's highest linearity direct conversion quadrature demodulator for base station applications

o	Doubled wireless LAN switch volume sequentially to almost 25 million units

o	Introduced the industry's broadest line of wireless LAN front-end modules

Second Quarter Fiscal 2004 Outlook

        “Despite traditional seasonality, we expect to maintain revenues at last quarter’s record level driven by new platform ramps and market share gains,” said Allan M. Kline, Skyworks’ chief financial officer. “Operationally, we plan to again deliver gross margins of approximately 41 percent within our wireless business and 38 percent on an aggregate basis. We are forecasting operating expenses to remain flat sequentially as well. Accordingly, we expect to achieve performance on par with our seasonally strong first fiscal quarter results,” Kline concluded.

Skyworks’ First Quarter Conference Call

        Skyworks will host a conference call at 5:00 p.m. Eastern Time today to discuss first quarter FY04 results. To listen to the call, please visit the “Investor Relations” section of Skyworks’ web site at www.skyworksinc.com or www.companyboardroom.com. The webcast will be recorded and available for replay on Skyworks’ web site until 9:00 p.m. Eastern Time, Jan. 29 2004.

About Skyworks

        Skyworks Solutions, Inc. is the industry’s leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company is focused on providing front-end modules, RF subsystems and cellular systems to handset, WLAN and infrastructure customers.

        Skyworks is headquartered in Woburn, Mass., with executive offices in Irvine, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan and Asia Pacific. For more information please visit www.skyworksinc.com.

Safe Harbor Statement

        This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

        These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s filings with the Securities and Exchange Commission.

        These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

        Note to editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the U.S. and in other countries. All other brands and names listed are trademarks of their respective companies.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three Months Ended
(in thousands, except per share data)	Pro Forma January 2, 2004	Pro Forma Adjustments	GAAP January 2, 2004	GAAP December 27, 2002
Net sales	$175,108	$--	$175,108	$160,194
Cost of sales	108,368	--	108,368	95,074
Research and development expenses	36,694	--	36,694	37,301
Selling and administrative expenses	18,904	--	18,904	20,252
Amortization of intangible assets	--	769	769	1,127

Operating income	11,142	(769)	10,373	6,440

Interest expense	(5,374)	--	(5,374)	(5,734)
Other income, net	453	--	453	823

Income before income taxes	6,221	(769)	5,452	1,529
Provision for income taxes	800	480 (a)	1,280	738

Net income	$5,421	$(1,249)	$4,172	$791

Net income per share, basic	$0.04		$0.03	$0.01

Net income per share, diluted	$0.04		$0.03	$0.01

Weighted average shares, basic	148,784		148,784	137,896

Weighted average shares, diluted	150,997		150,997	140,109

[a]     Represents a non-cash tax charge related to utilization of pre-merger deferred tax assets.

Although the pro forma presentation is not intended to present results of operations in accordance with GAAP, the Company believes this information is useful in understanding the results of operations. Therefore, Skyworks provides this supplemental information to enable investors to perform additional comparisons of operating results and as a means to provide additional insight into the Company’s ongoing operations.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)	Jan 2, 2004	Oct 3, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$181,563	$170,806
Accounts receivable, net	150,842	144,267
Inventories, net	61,844	58,168
Prepaid expenses and other current assets	12,587	12,854
Property, plant and equipment, net	132,934	127,765
Goodwill and intangible assets, net	526,635	527,695
Other assets	49,317	49,113

Total assets	$1,115,722	$1,090,668

Liabilities and Equity
Current liabilities:
Short-term debt	$39,005	$41,681
Accounts payable	64,393	50,369
Accrued liabilities and other current liabilities	52,203	44,766
Long-term debt	275,000	275,000
Other long-term liabilities	5,891	5,677
Stockholders' equity	679,230	673,175

Total liabilities and equity	$1,115,722	$1,090,668